EQT REPORTS FIRST QUARTER 2021 RESULTS
Continuing to deliver value to stakeholders

PITTSBURGH, May 5, 2021 -- EQT Corporation (NYSE: EQT) today announced financial and operational results for the first quarter 2021.

First Quarter Highlights:

•Sales volumes of 415 Bcfe, in-line with guidance
•Received an average realized price of $2.61/Mcfe
•Total per unit operating costs of $1.31/Mcfe, $0.04 below midpoint of annual guidance
•Net cash provided by operating activities of $400 MM; free cash flow(1) of $259 MM
•Capital expenditures of $238 MM, $42 MM below the low-end of guidance range
•Well costs of $635/foot in the PA Marcellus, $40/foot below full-year 2021 well costs target
•Reduced 2021 capital expenditure guidance by $75 MM
•Increased free cash flow(1) guidance by $75 MM
•Announced project to certify approximately 4.0 Bcf/d of gas producing from over 200 pads
•Successfully executed one-year extension of $2.5 B revolving credit facility

President and CEO Toby Rice stated, “This team continues to deliver operational and financial results that meet or exceed expectations. The efficiencies being realized across the organization have enabled us to reduce our expected 2021 capital expenditures by $75 million, while still delivering the same volumes. We now expect to generate between $575 and $675 million in free cash flow(1) in 2021, which will strengthen our balance sheet, reduce leverage and accelerate our strategy of returning cash to shareholders."

Rice continued, “Delivering high performance for our investors, environment, communities and every stakeholder group is at the heart of our strategy and we are committed to the highest standard of ESG performance. The gas certification projects we announced during the quarter with Project Canary and Equitable Origin/MiQ are both important steps in our efforts to solidify our position as the ESG leader in our industry. We look forward to sharing other exciting initiatives, as well as our specific emission targets, with our stakeholders in the coming months.”

(1) A non-GAAP financial measure. See the Non-GAAP Disclosures section of this news release for the definition of, and other important information regarding, this non-GAAP financial measure.

First Quarter 2021 Financial and Operational Performance

	Three Months Ended March 31,
($ millions, except average realized price and EPS)	2021	2020	Change
Total sales volume (Bcfe)	415	385	30
Average realized price ($/Mcfe)	$2.61	$2.49	$0.12
Net loss attributable to EQT Corporation	$(41)	$(167)	$126
Adjusted net income attributable to EQT (a)	$83	$38	$45
Adjusted EBITDA (a)	$555	$468	$87
Diluted earnings per share (EPS)	$(0.15)	$(0.65)	$0.50
Adjusted EPS (a)	$0.30	$0.15	$0.15
Net cash provided by operating activities	$400	$500	$(100)
Capital expenditures	$238	$262	$(24)
Free cash flow (a)	$259	$251	$8

(a) A non-GAAP financial measure. See the Non-GAAP Disclosures section of this news release for the definition of, and other important information regarding, this non-GAAP financial measure.

Net loss attributable to EQT Corporation for the three months ended March 31, 2021 was $41 million, $0.15 per diluted share, compared to net loss attributable to EQT Corporation for the same period in 2020 of $167 million, $0.65 per diluted share. The improvement was attributable primarily to higher sales of natural gas, natural gas liquids (NGLs) and oil, income from investments, lower impairments and an income tax benefit, partly offset by loss on derivatives not designated as hedges, a gain on the share exchange with Equitrans Midstream Corporation in the first quarter of 2020, lower dividends and other income, increased depreciation and depletion and increased selling, general and administrative expense.

Total sales volume increased primarily as a result of sales volume of 34 Bcfe from upstream assets that the Company acquired from Chevron U.S.A. Inc. in the fourth quarter of 2020 (the Chevron Acquisition), partly offset by a decrease of 5 Bcfe attributable to assets that the Company divested in the second quarter of 2020.

Net cash provided by operating activities decreased by $100 million and free cash flow(1) increased by $8 million compared to the same quarter last year due primarily to lower capital expenditures.

Per Unit Operating Costs
The following presents certain of the Company's production-related operating costs on a per unit basis.

	Three Months Ended March 31,
Per Unit ($/Mcfe)	2021	2020
Gathering	$0.68	$0.68
Transmission	0.30	0.38
Processing	0.10	0.08
Lease operating expense (LOE), excluding production taxes	0.07	0.07
Production taxes	0.05	0.03
Exploration	—	—
SG&A (a)	0.11	0.09
Total per unit operating costs	$1.31	$1.33

Production depletion	$0.90	$0.92
Adjusted interest expense (b)	$0.16	$0.16

(a) Included in SG&A for the three months ended March 31, 2021 is non-cash long-term incentive compensation costs of $6 million.
(b) A non-GAAP financial measure. See the Non-GAAP Disclosures section of this news release for the definition of, and other important information regarding, this non-GAAP financial measure.

Liquidity
As of March 31, 2021, the Company had $300 million of credit facility borrowings and $0.8 billion letters of credit outstanding under its $2.5 billion credit facility. In April 2021, the Company extended the maturity date of its credit facility by one year to July 31, 2023.

As of March 31, 2021, total debt was $4,806 million and net debt(1) was $4,765 million, compared to $4,925 million and $4,907 million, respectively, as of December 31, 2020.

As of April 30, 2021, the Company had sufficient unused borrowing capacity under its credit facility, net of letters of credit, to satisfy any collateral requests that its counterparties would be permitted to request of the Company pursuant to the Company's over the counter (OTC) derivative instruments, midstream services contracts and other contracts. As of April 30, 2021, such amounts could be up to approximately $1.1 billion, inclusive of letters of credit, OTC derivative instrument margin deposits and other collateral posted of approximately $0.9 billion in the aggregate.

OPERATIONAL UPDATE
During the first quarter 2021, the Company successfully completed all critical integration tasks associated with the Chevron Acquisition. The integration framework embedded in the Company’s modern operating model provides a detailed and transparent roadmap centered around high-priority work and critical milestones. This platform allowed for over 700 detailed integration tasks to be seamlessly completed on or ahead of schedule.

On April 1, 2021 the Company closed on the acquisition of certain oil and gas assets from Reliance Marcellus, LLC, pursuant to the exercise of a preferential purchase right triggered upon Northern Oil and Gas, Inc.'s acquisition of Reliance's Marcellus assets. The total purchase price for the acquisition was approximately $69 million and the assets acquired consist of approximately 40 MMcfe per day of current production and 4,100 net acres located in the core of the southwest Pennsylvania Marcellus. When accounting for incremental wells expected to be turned-in-line during the remainder of the year, the Company expects this transaction will add approximately 15 Bcfe to its full year 2021 production estimates.

The Company continues to deliver operational results across the organization that meet or exceed expectations. Well costs continued to trend favorably during the quarter. During the first quarter 2021, the Company averaged approximately $635 per foot in the PA Marcellus, $40 below the full-year 2021 target of $675 per foot. In January 2021, the Company achieved record performance on completion efficiencies, with one of its crews pumping a total of 507 hours during the month. This represents just one of many actions driving capital efficiencies across the organization.

As a result of continued operational efficiencies, the Company has reduced its full-year 2021 capital expenditure guidance by $75 million to $1.025 - $1.125 billion, with a corresponding increase to its full-year 2021 free cash flow guidance, which has been increased to $575 to $675 million(1).

The tables below reflect the Company’s operational activity during the first quarter 2021 and planned activity for the second quarter 2021.

Wells Drilled (SPUD)
	PA Marcellus		WV Marcellus		OH Utica
	1Q21A	2Q21E	1Q21A	2Q21E	1Q21A	2Q21E
Net Wells	8	13	9	4	—	—
Net Avg. Lateral (ft.)	11,115	11,650	13,350	11,475	—	—

Wells Horizontally Drilled
	PA Marcellus		WV Marcellus		OH Utica
	1Q21A	2Q21E	1Q21A	2Q21E	1Q21A	2Q21E
Net Wells	17	7	8	5	—	—
Net Avg. Lateral (ft.)	13,265	10,530	12,045	12,345	—	—

Wells Completed (Frac)
	PA Marcellus		WV Marcellus		OH Utica
	1Q21A	2Q21E	1Q21A	2Q21E	1Q21A	2Q21E
Net Wells	15	21	—	6	5	—
Net Avg. Lateral (ft.)	12,150	11,760	—	8,165	11,760	—

Wells Turned-in-Line (TIL)
	PA Marcellus		WV Marcellus		OH Utica
	1Q21A	2Q21E	1Q21A	2Q21E	1Q21A	2Q21E
Net Wells	13	18	—	9	—	5
Net Avg. Lateral (ft.)	12,460	11,040	—	9,850	—	11,700

2021 GUIDANCE

Production	Q2 2021	Full-Year 2021
Total sales volume (Bcfe)	405 - 425	1,620 - 1,700
Liquids sales volume, excluding ethane (Mbbls)	2,875 - 2,975	11,300 - 11,500
Ethane sales volume (Mbbls)	1,375 - 1,475	5,600 - 5,800
Total liquids sales volume (Mbbls)	4,250 - 4,450	16,900 - 17,300

Btu uplift (MMbtu / Mcf)	1.050 - 1.060	1.050 - 1.060

Average differential ($ / Mcf)	($0.65) - ($0.55)	($0.60) - ($0.40)

Resource Counts
Top-hole Rigs		1 - 2
Horizontal Rigs		1 - 2
Frac Crews		2 - 3

Per Unit Operating Costs ($ / Mcfe)
Gathering		$0.68 - $0.70
Transmission		$0.30 - $0.32
Processing		$0.10 - $0.12
LOE, excluding production taxes		$0.07 - $0.09
Production taxes		$0.03 - $0.05
SG&A		$0.11 - $0.13
Total per unit operating costs		$1.29 - $1.41

Adjusted interest expense ($ / Mcfe) (a)		$0.15 - $0.16

Financial ($ Billions)
Adjusted EBITDA (a)		$1.850 - $1.950
Adjusted operating cash flow (a)		$1.650 - $1.750
Capital expenditures (b)	$0.265 - $0.285	$1.025 - $1.125
Free cash flow (a)		$0.575 - $0.675

Based on NYMEX natural gas price of $2.83 per MMbtu as of April 23, 2021.

(a) Non-GAAP financial measure. See the Non-GAAP Disclosures section for the definition of, and other important information regarding, the non-GAAP financial measures included in this news release, including reasons why EQT is unable to provide a projection of its 2021 net cash provided by operating activities, the most comparable financial measure calculated in accordance with GAAP, to projected adjusted operating cash flow and free cash flow, or a projection of its 2021 net income, the most comparable financial measure calculated in accordance with GAAP, to projected adjusted EBITDA.
(b) Excludes amounts attributable to noncontrolling interests.

First Quarter 2021 Earnings Webcast Information
The Company's conference call with securities analysts begins at 10:00 a.m. ET on Thursday May 6, 2021 and will be broadcast live via the Company's web site at www.eqt.com and on the investor information page of the Company's web site at ir.eqt.com, with a replay available for seven days following the call.

HEDGING (as of April 30, 2021)
The Company’s total natural gas production NYMEX hedge positions are:

	2021 (a)	2022	2023	2024
Swaps:
Volume (MMDth)	863	618	115	2
Average Price ($/Dth)	$2.73	$2.67	$2.51	$2.67
Calls – Net Short:
Volume (MMDth)	269	284	77	15
Average Short Strike Price ($/Dth)	$2.92	$2.89	$2.89	$3.11
Puts – Net Long:
Volume (MMDth)	158	135	69	15
Average Long Strike Price ($/Dth)	$2.59	$2.35	$2.40	$2.45
Fixed Price Sales (b):
Volume (MMDth)	54	4	3	—
Average Price ($/Dth)	$2.49	$2.38	$2.38	$—

(a) April 1 - December 31, 2021.
(b) The difference between the fixed price and NYMEX price is included in average differential presented in the Company’s price reconciliation.

For 2021 (April 1 - December 31), 2022, 2023 and 2024, the Company has natural gas sales agreements for approximately 14 MMDth, 18 MMDth, 88 MMDth and 11 MMDth, respectively, that include average NYMEX ceiling prices of $3.17, $3.17, $2.84 and $3.21, respectively. The Company has also entered into transactions to hedge basis. The Company may use other contractual agreements from time to time to implement its commodity hedging strategy.

NON-GAAP DISCLOSURES

Adjusted Net Income Attributable to EQT and Adjusted Earnings per Diluted Share (Adjusted EPS)
Adjusted net income attributable to EQT is defined as net loss attributable to EQT Corporation, excluding (gain) loss on sale/exchange of long-lived assets, impairments, the revenue impact of changes in the fair value of derivative instruments prior to settlement and certain other items that impact comparability between periods. Adjusted EPS is defined as adjusted net income attributable to EQT divided by diluted weighted average common shares outstanding. Adjusted net income attributable to EQT and adjusted EPS are non-GAAP supplemental financial measures used by the Company's management to evaluate period-over-period earnings trends. The Company's management believes that these measures provide useful information to external users of the Company's consolidated financial statements, such as industry analysts, lenders and ratings agencies. Management uses adjusted net income attributable to EQT and adjusted EPS to evaluate earnings trends because the measures reflect only the impact of settled derivative contracts; thus, the measures exclude the often-volatile revenue impact of changes in the fair value of derivative instruments prior to settlement. These measures also exclude other items that affect the comparability of results or that are not indicative of trends in the ongoing business. Adjusted net income attributable to EQT and adjusted EPS should not be considered as alternatives to net loss attributable to EQT Corporation or diluted EPS presented in accordance with GAAP.

The table below reconciles adjusted net income attributable to EQT and adjusted EPS with net loss attributable to EQT Corporation and diluted EPS, respectively, the most comparable financial measures calculated in accordance with GAAP, each as derived from the Statements of Condensed Consolidated Operations to be included in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2021.

	Three Months Ended March 31,
	2021	2020
	(Thousands, except per share information)
Net loss attributable to EQT Corporation	$(40,518)	$(167,139)
Add (deduct):
(Gain) loss on sale/exchange of long-lived assets	(1,207)	48,852
Impairment and expiration of leases	16,757	53,768
Loss (gain) on derivatives not designated as hedges	188,813	(389,436)
Net cash settlements (paid) received on derivatives not designated as hedges	(38,140)	245,736
Premiums (paid) for derivatives that settled during the period	(9,726)	(3,555)
Other operating expenses (a)	9,443	—
Gain on Equitrans Share Exchange	—	(187,223)
(Income) loss from investments	(11,848)	390,628
Loss on debt extinguishment	4,424	16,610
Non-cash interest expense (amortization)	7,258	2,260
Tax impact of non-GAAP items (b)	(41,982)	27,420
Adjusted net income attributable to EQT	$83,274	$37,921
Diluted weighted average common shares outstanding	281,932	255,435
Diluted EPS	$(0.15)	$(0.65)
Adjusted EPS	$0.30	$0.15

(a)Other operating expenses includes transaction costs, reorganization costs, litigation expense and other costs which affect the comparability of results or that are not indicative of trends in the ongoing business.

(b)The tax impact of non-GAAP items represents the incremental tax (expense) benefit that would have been incurred had these items been excluded from net loss attributable to EQT Corporation, which resulted in blended tax rates of 25.3% and (15.4%) for the three months ended March 31, 2021 and 2020, respectively. The 2021 rate differs from the Company's statutory tax rate primarily due to state taxes, including valuation allowances limiting certain state tax benefits. The 2020 rate differs from the Company's statutory tax rate due primarily to valuation allowances provided against federal and state deferred tax assets for additional unrealized losses on the Company's investment in Equitrans Midstream Corporation that, if sold, would result in capital losses.

Adjusted EBITDA
Adjusted EBITDA is defined as net loss, excluding interest expense, income tax (benefit) expense, depreciation and depletion, amortization of intangible assets, (gain) loss on sale/exchange of long-lived assets, impairments, the revenue impact of changes in the fair value of derivative instruments prior to settlement and certain other items that impact comparability between periods. Adjusted EBITDA is a non-GAAP supplemental financial measure used by the Company’s management to evaluate period-over-period earnings trends. The Company’s management believes that this measure provides useful information to external users of the Company's consolidated financial statements, such as industry analysts, lenders and ratings agencies. Management uses adjusted EBITDA to evaluate earnings trends because the measure reflects only the impact of settled derivative contracts; thus, the measure excludes the often-volatile revenue impact of changes in the fair value of derivative instruments prior to settlement. The measure also excludes other items that affect the comparability of results or that are not indicative of trends in the ongoing business. Adjusted EBITDA should not be considered as an alternative to net loss presented in accordance with GAAP.

The table below reconciles adjusted EBITDA with net loss, the most comparable financial measure as calculated in accordance with GAAP, as reported in the Statements of Condensed Consolidated Operations to be included in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2021.

	Three Months Ended March 31,
	2021	2020
	(Thousands)
Net loss	$(41,032)	$(167,139)
Add (deduct):
Interest expense	75,099	62,374
Income tax (benefit) expense	(14,494)	32,822
Depreciation and depletion	377,116	357,526
Amortization of intangible assets	—	7,478
(Gain) loss on sale/exchange of long-lived assets	(1,207)	48,852
Impairment and expiration of leases	16,757	53,768
Loss (gain) on derivatives not designated as hedges	188,813	(389,436)
Net cash settlements (paid) received on derivatives not designated as hedges	(38,140)	245,736
Premiums (paid) for derivatives that settled during the period	(9,726)	(3,555)
Other operating expenses (a)	9,443	—
Gain on Equitrans Share Exchange	—	(187,223)
(Income) loss from investments	(11,848)	390,628
Loss on debt extinguishment	4,424	16,610
Adjusted EBITDA	$555,205	$468,441

(a)Other operating expenses includes transaction costs, reorganization costs, litigation expense and other costs which affect the comparability of results or that are not indicative of trends in the ongoing business.

The Company has not provided projected net income (loss) or a reconciliation of projected adjusted EBITDA to projected net income (loss), the most comparable financial measure calculated in accordance with GAAP. Net income (loss) includes the impact of depreciation and depletion expense, income tax (benefit) expense, the revenue impact of changes in the projected fair value of derivative instruments prior to settlement and certain other items that impact comparability between periods and the tax effect of such items, which may be significant and difficult to project with a reasonable degree of accuracy. Therefore, projected net income (loss), and a reconciliation of projected adjusted EBITDA to projected net income (loss), are not available without unreasonable effort.

Adjusted Operating Cash Flow and Free Cash Flow
Adjusted operating cash flow is defined as net cash provided by operating activities less changes in other assets and liabilities. Free cash flow is defined as adjusted operating cash flow less accrual-based capital expenditures, excluding capital expenditures attributable to noncontrolling interests. Adjusted operating cash flow and free cash flow are non-GAAP supplemental financial measures used by the Company's management to assess liquidity, including the Company's ability to generate cash flow in excess of its capital requirements and return cash to shareholders. The Company’s management believes that these measures provide useful information to external users of the Company's consolidated financial statements, such as industry analysts, lenders and ratings agencies. Adjusted operating cash flow and free cash flow should not be considered as alternatives to net cash provided by operating activities or any other measure of liquidity presented in accordance with GAAP.

The table below reconciles adjusted operating cash flow and free cash flow with net cash provided by operating activities, the most comparable financial measure calculated in accordance with GAAP, as derived from the Statements of Condensed Consolidated Cash Flows to be included in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2021.

	Three Months Ended March 31,
	2021	2020
	(Thousands)
Net cash provided by operating activities	$399,915	$500,262
Decrease (increase) in changes in other assets and liabilities	95,523	12,385
Adjusted operating cash flow	$495,438	$512,647
Less: capital expenditures	(238,208)	(262,132)
Add: capital expenditures attributable to noncontrolling interests	1,272	—
Free cash flow	$258,502	$250,515

The Company has not provided projected net cash provided by operating activities or reconciliations of projected adjusted operating cash flow and free cash flow to projected net cash provided by operating activities, the most comparable financial measure calculated in accordance with GAAP. The Company is unable to project net cash provided by operating activities for any future period because this metric includes the impact of changes in operating assets and liabilities related to the timing of cash receipts and disbursements that may not relate to the period in which the operating activities occurred. The Company is unable to project these timing differences with any reasonable degree of accuracy without unreasonable efforts such as predicting the timing of its payments and its customers’ payments, with accuracy to a specific day, months in advance. Furthermore, the Company does not provide guidance with respect to its average realized price, among other items, that impact reconciling items between net cash provided by operating activities and adjusted operating cash flow and free cash flow, as applicable. Natural gas prices are volatile and out of the Company’s control, and the timing of transactions and the income tax effects of future transactions and other items are difficult to accurately predict. Therefore, the Company is unable to provide projected net cash provided by operating activities, or the related reconciliations of projected adjusted operating cash flow and free cash flow to projected net cash provided by operating activities, without unreasonable effort.

Adjusted Operating Revenues
Adjusted operating revenues is defined as total operating revenues, less the revenue impact of changes in the fair value of derivative instruments prior to settlement and net marketing services and other revenues. Adjusted operating revenues (also referred to as total natural gas & liquids sales, including cash settled derivatives) is a non-GAAP supplemental financial measure used by the Company’s management to evaluate period-over-period earnings trends. The Company’s management believes that this measure provides useful information to external users of the Company's consolidated financial statements, such as industry analysts, lenders and ratings agencies. Management uses adjusted operating revenues to evaluate earnings trends because the measure reflects only the impact of settled derivative contracts; thus, the measure excludes the often-volatile revenue impact of changes in the fair value of derivative instruments prior to settlement. The measure also excludes net marketing services and other revenues because it is unrelated to the revenue for the Company's natural gas and liquids production. Adjusted operating revenues should not be considered as an alternative to total operating revenues presented in accordance with GAAP.

The table below reconciles adjusted operating revenues to total operating revenues, the most comparable financial measure calculated in accordance with GAAP, as reported in the Statements of Condensed Consolidated Operations to be included in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2021.

	Three Months Ended March 31,
	2021	2020
	(Thousands, unless noted)
Total operating revenues	$949,923	$1,107,057
Add (deduct):
Loss (gain) on derivatives not designated as hedges	188,813	(389,436)
Net cash settlements (paid) received on derivatives not designated as hedges	(38,140)	245,736
Premiums (paid) for derivatives that settled during the period	(9,726)	(3,555)
Net marketing services and other	(7,785)	(2,420)
Adjusted operating revenues	$1,083,085	$957,382

Total sales volume (MMcfe)	415,190	385,070
Average realized price ($/Mcfe)	$2.61	$2.49

Adjusted Interest Expense Per Unit
Adjusted interest expense per unit is defined as interest expense less non-cash interest expense (amortization) of debt discounts and issuance costs divided by total sales volume. Adjusted interest expense per unit is a non-GAAP supplemental financial measure used by the Company’s management to evaluate period-over-period interest expense which required cash payments. The Company’s management believes that this measure provides useful information to external users of the Company's consolidated financial statements, such as industry analysts, lenders and ratings agencies. Management uses adjusted interest expense per unit to evaluate interest expense which required cash payments because the measure excludes non-cash interest expense (amortization) that affects the comparability of results and does not result in cash payments. Adjusted interest expense per unit should not be considered as an alternative to interest expense presented in accordance with GAAP.

The table below reconciles adjusted interest expense per unit with interest expense, the most comparable financial measure calculated in accordance with GAAP, as derived from the Statements of Condensed Consolidated Operations to be included in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2021.

	Three Months Ended March 31,
	2021	2020
	(Thousands, unless noted)
Interest expense	$75,099	$62,374
Less: Non-cash interest expense (amortization)	7,258	2,260
Adjusted interest expense	$67,841	$60,114

Total sales volume (MMcfe)	415,190	385,070
Adjusted interest expense per unit ($/Mcfe)	$0.16	$0.16

The table below reconciles the full-year 2021 forecasted ranges of adjusted interest expense per unit with interest expense, the most comparable financial measure calculated in accordance with GAAP.

	Year Ended December 31, 2021
	(Thousands, unless noted)
Interest expense	$280,000	$290,000
Less: Non-cash interest expense (amortization)	30,000	30,000
Adjusted interest expense	$250,000	$260,000

Forecasted sales volume (MMcfe)	1,700,000	1,620,000
Adjusted interest expense per unit ($/Mcfe)	$0.15	$0.16

Net Debt
Net debt is defined as total debt less cash and cash equivalents. Total debt includes the Company's current portion of debt, credit facility borrowings, senior notes and note payable to EQM Midstream Partners, LP. Net debt is a non-GAAP supplemental financial measure used by the Company’s management to evaluate leverage since the Company could choose to use its cash and cash equivalents to retire debt. The Company’s management believes that this measure provides useful information to external users of the Company's consolidated financial statements, such as industry analysts, lenders and ratings agencies. Net debt should not be considered as an alternative to total debt presented in accordance with GAAP.

The table below reconciles net debt with total debt, the most comparable financial measure calculated in accordance with GAAP, as derived from the Statements of Condensed Consolidated Balance Sheets to be included in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2021.

	March 31, 2021	December 31, 2020
	(Thousands)
Current portion of debt	$29,291	$154,161
Credit facility borrowings	300,000	300,000
Senior notes (a)	4,378,270	4,371,467
Note payable to EQM Midstream Partners, LP	98,487	99,838
Total debt	4,806,048	4,925,466
Less: Cash and cash equivalents	40,670	18,210
Net debt	$4,765,378	$4,907,256

(a)Senior notes included the convertible senior notes which, at issuance, were recorded in the consolidated financial statements at fair value. The debt discount, which is the excess of the principal amount of $500 million over its fair value at issuance, will be amortized to interest expense over the term of the convertible senior notes, which is approximately 6 years. As of March 31, 2021, the carrying amount of the convertible senior notes was approximately $365 million. See the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2021 for further discussion.

Investor Contact:
Andrew Breese
Director, Investor Relations
412.395.2555
ABreese@eqt.com

About EQT Corporation
EQT Corporation is a leading independent natural gas production company with operations focused in the cores of the Marcellus and Utica Shales in the Appalachian Basin. We are dedicated to responsibly developing our world-class asset base and being the operator of choice for our stakeholders. By leveraging a culture that prioritizes operational efficiency, technology and sustainability, we seek to continuously improve the way we produce environmentally responsible, reliable and low-cost energy. We have a longstanding commitment to the safety of our employees, contractors, and communities, and to the reduction of our overall environmental footprint. Our values are evident in the way we operate and in how we interact each day – trust, teamwork, heart, and evolution are at the center of all we do.

EQT Management speaks to investors from time to time and the analyst presentation for these discussions, which is updated periodically, is available via EQT’s investor relations website at https://ir.eqt.com.

Cautionary Statements
Total sales volume per day (or daily production) is an operational estimate of the daily production or sales volume on a typical day (excluding curtailments).

This news release contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Statements that do not relate strictly to historical or current facts are forward-looking. Without limiting the generality of the foregoing, forward-looking statements contained in this news release specifically include the expectations of plans, strategies, objectives and growth and anticipated financial and operational performance of EQT Corporation and its subsidiaries (collectively, the Company), including guidance regarding the Company’s strategy to develop its reserves; drilling plans and programs (including the number, average lateral length and location of wells to be drilled or turned-in-line, the number and type of drilling rigs and the number of frac crews); projections of wells SPUD, horizontally drilled, completed and turned-in-line; projected natural gas prices, basis and average differential; the impact of commodity prices on the Company's business; total resource potential; projected production and sales volume and growth rates (including liquids sales volume and growth rates); projected well costs and unit costs; projected reductions in expenses, capital costs and well costs, the projected timing of achieving such reductions and the Company's ability to achieve such reductions; infrastructure programs; the Company's ability to successfully implement and execute the executive management team’s operational, organizational technological and ESG-related initiatives, and achieve the anticipated results of such initiatives; monetization transactions, including asset sales, joint ventures or other transactions involving the Company's assets, the timing of such monetization transactions, if at all, the projected proceeds from such monetization transactions and the Company's planned use of such proceeds; potential acquisition transactions or other strategic transactions, the timing thereof and the Company’s ability to achieve the intended operational, financial and strategic benefits from any such transactions; the projected benefits and production estimates associated with the Company’s acquisition of assets from Chevron and Reliance; the amount and timing of any redemptions, repayments or repurchases of the Company's common stock, outstanding debt securities or other debt instruments; the Company’s ability to reduce its debt and the timing of such reductions, if any; projected dividends, if any; projected free cash flow, adjusted interest expense, adjusted operating cash flow, and adjusted EBITDA; liquidity and financing requirements, including funding sources and availability; the Company's ability to maintain or improve its credit ratings, leverage levels and financial profile, and the timing of achieving such improvements, if at all; the Company’s hedging strategy; the Company’s tax position and projected effective tax rate; and the expected impact of changes in laws. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The Company has based these forward-looking statements on current expectations and assumptions about future events, taking into account all information currently available to the Company. While the Company considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, many of which are difficult to predict and beyond the Company’s control. These risks and uncertainties include, but are not limited to, volatility of commodity prices; the costs and results of drilling and operations; access to and cost of capital; uncertainties about estimates of reserves, identification of drilling locations and the ability to add proved reserves in the future; the assumptions underlying production forecasts; the quality of technical data; the Company’s ability to appropriately allocate capital and resources among its strategic opportunities; inherent hazards and risks normally incidental to drilling for, producing, transporting and storing natural gas, NGLs and oil; cyber security risks; availability and cost of drilling rigs, completion services, equipment, supplies, personnel, oilfield services and water required to execute the Company's exploration and development plans; the ability to obtain environmental and other permits and the timing thereof; government regulation or action; environmental and weather risks, including the possible impacts of climate change; and disruptions to the Company’s business due to acquisitions and other significant transactions. These and other risks are described under Item 1A, “Risk Factors,” and elsewhere in the Company's Annual Report on Form 10-K for the year ended December 31, 2020 and other documents the Company files from time to time with the Securities and Exchange Commission. In addition, the Company may be subject to currently unforeseen risks that may have a materially adverse impact on it. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company does not intend to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

EQT CORPORATION AND SUBSIDIARIES
STATEMENTS OF CONDENSED CONSOLIDATED OPERATIONS (UNAUDITED)

	Three Months Ended March 31,
	2021	2020
	(Thousands, except per share amounts)
Operating revenues:
Sales of natural gas, natural gas liquids and oil	$1,130,951	$715,201
(Loss) gain on derivatives not designated as hedges	(188,813)	389,436
Net marketing services and other	7,785	2,420
Total operating revenues	949,923	1,107,057
Operating expenses:
Transportation and processing	445,784	439,834
Production	47,230	40,380
Exploration	949	923
Selling, general and administrative	45,006	34,938
Depreciation and depletion	377,116	357,526
Amortization of intangible assets	—	7,478
(Gain) loss on sale/exchange of long-lived assets	(1,207)	48,852
Impairment and expiration of leases	16,757	53,768
Other operating expenses	9,443	—
Total operating expenses	941,078	983,699
Operating income	8,845	123,358
Gain on Equitrans Share Exchange	—	(187,223)
(Income) loss from investments	(11,848)	390,628
Dividend and other income	(3,304)	(24,714)
Loss on debt extinguishment	4,424	16,610
Interest expense	75,099	62,374
Loss before income taxes	(55,526)	(134,317)
Income tax (benefit) expense	(14,494)	32,822
Net loss	(41,032)	(167,139)
Less: Net loss attributable to noncontrolling interest	(514)	—
Net loss attributable to EQT Corporation	$(40,518)	$(167,139)

Loss per share of common stock attributable to EQT Corporation:
Basic:
Weighted average common stock outstanding	278,852	255,435
Net loss	$(0.15)	$(0.65)
Diluted:
Weighted average common stock outstanding	278,852	255,435
Net loss	$(0.15)	$(0.65)

EQT CORPORATION AND SUBSIDIARIES
PRICE RECONCILIATION

	Three Months Ended March 31,
	2021	2020
	(Thousands, unless noted)
NATURAL GAS
Sales volume (MMcf)	390,298	369,742
NYMEX price ($/MMBtu)	$2.69	$1.95
Btu uplift	0.15	0.10
Natural gas price ($/Mcf)	$2.84	$2.05

Basis ($/Mcf) (a)	$(0.25)	$(0.22)
Cash settled basis swaps (not designated as hedges) ($/Mcf)	(0.09)	0.05
Average differential, including cash settled basis swaps ($/Mcf)	$(0.34)	$(0.17)
Average adjusted price ($/Mcf)	$2.50	$1.88
Cash settled derivatives (not designated as hedges) ($/Mcf)	(0.01)	0.60
Average natural gas price, including cash settled derivatives ($/Mcf)	$2.49	$2.48
Natural gas sales, including cash settled derivatives	$972,494	$915,411

LIQUIDS
Natural gas liquids (NGLs), excluding ethane:
Sales volume (MMcfe) (b)	14,600	10,820
Sales volume (Mbbl)	2,433	1,803
Price ($/Bbl)	$37.28	$18.58
Cash settled derivatives (not designated as hedges) ($/Bbl)	(2.99)	—
Average NGLs price, including cash settled derivatives ($/Bbl)	$34.29	$18.58
NGLs sales	$83,443	$33,511
Ethane:
Sales volume (MMcfe) (b)	8,587	3,329
Sales volume (Mbbl)	1,431	555
Price ($/Bbl)	$6.66	$4.05
Ethane sales	$9,534	$2,245
Oil:
Sales volume (MMcfe) (b)	1,705	1,179
Sales volume (Mbbl)	284	197
Price ($/Bbl)	$61.98	$31.63
Oil sales	$17,614	$6,215

Total liquids sales volume (MMcfe) (b)	24,892	15,328
Total liquids sales volume (Mbbl)	4,148	2,555
Total liquids sales	$110,591	$41,971

TOTAL
Total natural gas and liquids sales, including cash settled derivatives (c)	$1,083,085	$957,382
Total sales volume (MMcfe)	415,190	385,070
Average realized price ($/Mcfe)	$2.61	$2.49

(a)Basis represents the difference between the ultimate sales price for natural gas and the NYMEX natural gas price.
(b)NGLs, ethane and oil were converted to Mcfe at the rate of six Mcfe per barrel.
(c)Also referred to in this report as adjusted operating revenues, a non-GAAP supplemental financial measure.